EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-01861) of Chyron Corporation of our report dated March 20, 2002, relating to the consolidated financial statements and consolidated financial statement schedule which appears in Chyron Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

Melville, New York

November 14, 2002